Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 12, 2025 with respect to the consolidated financial statements of Anteris Technologies Global Corp. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

KPMG

Brisbane, Australia

November 26, 2025